Exhibit 99.1

SILVER STATE BANCORP REPORTS

2008 SECOND QUARTER FINANCIAL RESULTS

HENDERSON, NV – August 1, 2008 — Silver State Bancorp (NASDAQ: SSBX) today reported a net loss for the quarter ended June 30, 2008 of $62.7 million, or ($4.15) per diluted share, compared with net income of $6.2 million, or $0.44 per diluted share, reported for the second quarter of 2007.

The loss for the quarter is the direct result of a $58.6 million provision to the Company’s loan loss reserve, an impairment charge of $18.8 million representing a full write-down of the Company’s goodwill asset, and the establishment of a valuation allowance of $7.1 million to the Company’s net deferred tax assets.

Michael J. Threet, Chief Operating Officer and Chief Financial Officer, said, “Our second quarter and six month results are due to the severe economic downturn in our nation, in our region and in the real estate values in the markets we serve.

“There is no question that these are unprecedented times for our nation, our region and our company. The economic downturn is the most severe downturn ever manifest in our largest market, Nevada, and has had a severe impact on the banking industry as a whole, as reflected in the results of operations that so many other financial institutions are posting. Despite these difficult economic times, our capital position remains adequate to support our balance sheet, our allowance for loan losses is adequate to protect against probable losses in our loan portfolio and we enhanced our liquidity position to support our customers’ needs.

“However, the Company’s senior management is aggressively executing its directive to manage risk, cut expenses, strengthen our balance sheet and generate capital. However, safety and soundness is our number one priority at this time. The increase in our loan loss provision, while certainly impacting our financial results, categorically does not have an impact on our depositors’ funds. In addition, our depositors’ funds are insured by the Federal Deposit Insurance Corporation, up to the applicable limits.”

Mr. Threet continued, “We believe that our Special Assets Department has identified and isolated most, if not all, of our problem loans. Although we had anticipated a loss in the second quarter, which we reported in our first quarter results, the work done by our Special Assets Department has provided us with a much clearer understanding regarding our loss estimates than we had just after the first quarter. As a result, we believe the provision for loan losses should decline in the second half of 2008. In addition, senior management is reviewing asset disposition opportunities for our problem loans to the extent that they make economic sense.

“To help navigate through this challenging economic time, we have taken a number of other proactive actions to keep Silver State Bank safe and sound, including:

•	Reorganizing the management team.

•	Exercising our contractual right to defer the interest on our trust preferred securities at the Company level.

•	Slowing our branch expansion plan for the next several quarters.

•	Continuing to work with our financial advisor, Keefe, Bruyette & Woods, to seek additional capital.

•	Halting our stock repurchase program.

•	Completed an independent third party loan review to assess the quality of the Company’s construction and land loan portfolios.

“While no financial institution is immune to the effects of the greater economic downturn, Silver State remains committed to weathering the storm, and when the cycle turns, emerging leaner and stronger.”

For the six months ended June 30, 2008, the Company reported a net loss of $77.1 million compared with a net income of $11.8 million for the first six months ended 2007. The diluted loss per share was ($5.08) for the six months ended June 30, 2008 compared with diluted income of $0.83 for the same period of 2007.

As a result of the loss, the Company, as of June 30, 2008, is deemed to be “adequately-capitalized” pursuant to regulatory capital definitions with a Total Risk-Based Capital Ratio of 9.5%. Silver State Bank, the Company’s bank subsidiary, is also deemed to be “adequately-capitalized” with a Total Risk-Based Capital Ratio of 9.4%

The net loss for the quarter reflects an increased provision for loan losses of $58.6 million, attributed to second quarter net charge-offs of $30.9 million and an increase in nonperforming loans at June 30, 2008 to $252.0 million from $78.0 million at March 31, 2008. The increase in nonperforming loans is primarily related to the Company’s residential construction and residential land portfolio which continues to experience deterioration in estimated collateral values and repayment abilities of some of the Company’s customers. The Company does not, nor has it ever, engaged in subprime lending.

The net loss for the quarter also reflects an impairment charge of $18.8 million, representing a full-write down of the Company’s goodwill asset, which was recorded with the acquisition of Choice Bank. The impairment charge was the result of the Company completing an impairment valuation test of its goodwill asset during the quarter due to the continued deterioration of market conditions as well as continued credit concerns for financial institutions. The goodwill impairment charge had no impact on the Company’s tangible capital levels, tangible book value per share, regulatory capital ratios or liquidity.

The net loss for the second quarter of 2008 also includes the establishment of a valuation allowance of a $7.1 million to the Company’s net deferred tax assets. This valuation allowance is related to certain tax aspects involving the allowance for loan losses.

Return on average stockholders’ equity, annualized, was (181.6%) for the quarter ended June 30, 2008 compared to 21.2% for the corresponding period of 2007. Return on average assets, annualized, was (12.3%) for the quarter ended June 30, 2008 compared with 1.7% for the corresponding period of 2007.

Net interest income for the quarter ended June 30, 2008 was $11.6 million, a decrease of $8.3 million or 41.7% compared with the corresponding period 2007. The decrease in net interest income was due primarily to the falling interest rate environment which began at the end of 2007 and continued into 2008, as well as the increase in nonaccrual loans.

Net loans, excluding loans held for sale, decreased $102.5 million or 6.5% during the quarter to $1.48 billion at June 30, 2008. The 2008 year-to-date decrease in net loans, excluding loans held for sale, was $55.5 million or 3.6%. Loans held for sale decreased $4.6 million during the second quarter 2008.

Total deposits increased $160.4 million or 10.2% during the quarter to $1.73 billion at June 30, 2008. The 2008 year-to date increase in total deposits was $306.0 million or 21.5%.

Despite the loss, the Company continues to maintain strong levels of liquidity. The Company’s cash and cash equivalents at June 30, 2008 increased $155.4 million from March 31, 2008.

Excluding unusual and non-operating items, pre-tax pre-provision operating earnings were $1.9 million in the second quarter of 2008, down 77.7% from $8.6 million in the first quarter of 2008.

	At or for the Three Months Ended June 30, 2008	At or for the Three Months Ended March 31, 2008	At or for the Three Months Ended June 30, 2007	For the Six Months Ended June 30, 2008	For the Six Months Ended June 30, 2007
	(Dollars in thousands)
Pre-tax pre-provision operating earnings*	$1,914	$8,580	$11,671	$10,494	$21,988
Consolidated net income (loss)	(62,694)	(14,421)	6,170	(77,115)	11,758
Diluted earnings per share	(4.15)	(0.95)	0.44	(5.08)	0.83
Tier 1 risk-based capital ratio	5.9%	9.1%	9.0%
Total risk-based capital ratio	9.5%	11.4%	9.9%

*	See reconciliation to net income (loss) reported in accordance with GAAP in the following table.

The following table reconciles pre-tax pre-provision operating earnings to consolidated net income (loss) presented in accordance with U.S. generally accepted accounting principles (GAAP).

	At or for the Three Months Ended June 30, 2008	At or For the Three Months Ended March 31, 2008	At or for the Three Months Ended June 30, 2007	For the Six Months Ended June 30, 2008	For the Six Months Ended June 30, 2007
	(Dollars in thousands)
Consolidated net income (loss)	$(62,694)	$(14,421)	$6,170	$(77,115)	$11,758
Provision for income taxes (benefit)	(12,827)	(7,999)	3,641	(20,826)	7,040
Provision for loan losses	58,600	31,000	1,860	89,600	3,190
Goodwill impairment	18,835	—	—	18,835	—

Pre-tax pre provision operating earnings	$1,914	$8,580	$11,671	$10,494	$21,988

Management has presented pre-tax pre-provision operating earnings in this release for purposes of additional analysis of operating results. Pre-tax pre-provision operating earnings, as defined by management, represents net income (loss) excluding income tax (benefit) expense, the provision for loan losses, as well as other unusual, nonrecurring or nonoperating items. Pre-tax pre-provision operating earnings is a non-GAAP measure. Consolidated net income (loss), measured in accordance with GAAP, is the principal and most useful measure of earnings and provides comparability of earnings with other companies. However, management believes presenting pre-tax pre-provision operating earnings provides investors with the ability to understand the Company’s underlying operating trends.

Income Statement

Total interest income was $29.1 million for the quarter ended June 30, 2008 compared with $34.3 million for the corresponding period of 2007. This decrease of $5.3 million or 15.4% was primarily the result of the lower interest rate environment and increase in nonperforming loans offset by an increase in the balance of our total average earning assets. Our average earning assets, driven by an increase in our average loans, increased $604.6 million or 44.2% for the second quarter of 2008 compared with the corresponding period of 2007. The average yield on earning assets decreased to 5.93% for the quarter ended June 30, 2008 compared with 10.07% for the corresponding period of 2007.

Total interest expense was $17.4 million for the quarter ended June 30, 2008 compared with $14.4 million for the corresponding period of 2007. This increase of $3.0 million or 21.0% was primarily the result of an increase in the balance of our average interest-bearing liabilities offset by the falling interest rate environment. Our average interest-bearing liabilities, driven primarily by an increase in interest-bearing deposits, increased $609.1 million or 53.2% for the second quarter of 2008 compared with the corresponding period of 2007. The average cost of interest-bearing liabilities decreased to 3.99% for the quarter ended June 30, 2008 compared with 5.03% for the corresponding period of 2007.

Net interest income was $11.6 million for the quarter ended June 30, 2008, a decrease of $8.3 million or 41.7% compared with net interest income of $20.0 million for the corresponding period of 2007. Net interest margin is calculated by dividing net interest income by total average earning assets. The net interest margin decreased to 2.38% for the second quarter of 2008 compared with a net interest margin of 4.34% for the first quarter of 2008 and compared with a net interest margin of 5.85% for the second quarter of 2007. This decrease is primarily attributable to a decrease in the average yield of our loan portfolio reflecting the lower interest rate environment, as well as continued competitive pressures on the pricing of our deposit products. Additionally, the net interest margin was negatively impacted due to a shift in our deposits mix as the Company has become increasingly reliant on higher cost funding sources such as time deposits. Furthermore, the decrease in the Company’s net interest margin was 0.49% due to the loss of interest income from additional loans being placed on nonaccrual status during the second quarter of 2008.

The provision for loan losses was $58.6 million for the quarter ended June 30, 2008 compared with $31.0 million for the quarter ended March 31, 2008 and compared with $1.9 million for the quarter ended June 30, 2007. The increase in the provision for loan losses is primarily attributable to the Company’s residential construction and land portfolio which continues to experience deterioration in estimated collateral values and repayment abilities of some of the Company’s customers. As stated before, the Company does not, nor has it ever, engaged in subprime lending. To assist us in identifying weaknesses in our construction and land loan portfolios, we engaged an independent third-party to review these portions of our loan portfolio. The results of the third-party loan review which was completed during the second quarter were taken into account in establishing our provision for loan losses.

Total non-interest income was $1.4 million for the quarter ended June 30, 2008, a decrease of $429,000 or 22.9% compared with non-interest income of $1.9 million for the corresponding period of 2007. Total non-interest income represented 4.7% of total revenue for the second quarter of 2008 compared with 5.2% for the corresponding period of 2007. The decrease in non-interest income was primarily the result of a decrease in the gain on sale of loans which decreased $625,000 or 52.0% for the quarter ended June 30, 2008 compared with the corresponding period of 2007.

Total non-interest expense was $30.0 million for the quarter ended June 30, 2008, an increase of $19.9 million or 195.3% compared with total non-interest expense of $10.2 million for the corresponding period of 2007. The increase includes an impairment charge of $18.8 million incurred during the second quarter 2008 representing a full write-down of the Company’s goodwill asset. Salaries and employee benefits expense decreased $1.3 million or 19.6% to $5.2 million for the quarter ended June 30, 2008 compared with $6.4 million for the corresponding period of 2007 due primarily to a decrease in loan commissions and bonus accruals. Occupancy expenses increased $356,000 or 41.8% to $1.2 million for the quarter ended June 30, 2008 compared with $852,000 for the corresponding period of 2007 primarily as a result of the Company’s increase in the number of full service branch offices increasing to 17 at June 30, 2008 from 12 at June 30, 2007, as well as the opening of our new corporate and administration office building in June 2007. Depreciation and amortization expense increased $187,000 or 30.5% to $800,000 for the quarter ended June 30, 2008 compared with $613,000 for the corresponding period of 2007 due to increases in premises, equipment and other depreciable assets. Professional fees expense increased $1.1 million or 233.5% to $1.5 million for the quarter ended June 30, 2008 compared with $463,000 for the corresponding period of 2007 due to the increase in size and complexity of our company and increased legal, audit, accounting, compliance, and loan review fees associated with being a public company and the challenging economic environment. Losses on other real estate owned increased 100.0% to $152,000 for the quarter ended June 30, 2008 compared with $0 for the corresponding period of 2007 as a result of the significant increase in other real estate owned and related transactions to dispose of properties acquired in foreclosures.

Total income tax benefit was $12.8 million for the quarter ended June 30, 2008, a difference of $16.5 million or 452.3% compared with total income tax expense of $3.6 million for the corresponding period of 2007. The income tax benefit is due to the loss before income taxes partially offset by a valuation charge of $7.1 million to the Company’s net deferred tax assets incurred during the quarter ended June 30, 2008. Our largest deferred tax asset component relates to our allowance for loan losses. The allowance for loan losses represents future tax benefits which would be realized when actual charge-offs are made against the allowance. To the extent available, sources of taxable income, including those available from prior years’ under tax regulations, are deemed per GAAP to be insufficient to absorb tax losses, and a valuation allowance is therefore necessary. The valuation loss increased by $7.1 million during the quarter ended June 30, 2008.

Balance Sheet

Total assets were $1.97 billion at June 30, 2008, an increase of $207.7 million or 11.8% from December 31, 2007. Total assets increased $56.7 million or 3.0% from March 31, 2008. These increases are due primarily to an increase in total cash and cash equivalents.

Total cash and cash equivalents were $240.1 million at June 30, 2008, an increase of $226.2 million or 1635.1% from December 31, 2007 and an increase of $155.4 million or 183.4% from March 31, 2008. This increase is due to our concerted efforts to increase our liquidity, which are continuing into the third quarter.

Net loans, excluding loans held for sale, totaled $1.48 billion at June 30, 2008, a decrease of $55.5 million or 3.6% from December 31, 2007 and a decrease of $102.5 million or 6.5% from March 31, 2008. Loans held for sale totaled $86.5 million at June 30, 2008, an increase of $17.7 million or 25.7% from December 31, 2007 and a decrease of $4.6 million or 5.1% from March 31, 2008. The majority of the overall loan decrease was in construction and land loans which decreased $13.3 million or 1.3% from December 31, 2007 and decreased $68.2 million or 6.1% from March 31, 2008 and in commercial real estate loans which decreased $16.7 million or 6.4% from December 31, 2007 and decreased $11.7 million or 4.6% from March 31, 2008. In addition, a portion of the decrease in net loans is attributable to the $58.6 million provision to the allowance for loan losses offset by the $30.9 million in net charge-offs for the quarter ended June 30, 2008. The Company continues to be a leading lender of Small Business Administration (SBA) loans in the markets it serves and originated approximately $17.6 million in SBA loans during the quarter ended June 30, 2008. Net loans represented 75.3% of total assets at June 30, 2008 compared with 87.3% at December 31, 2007 and 82.9% at March 31, 2008. The allowance for loan and lease losses represented 4.40% of gross loans at June 30, 2008 compared with 1.24% at December 31, 2007 and 2.50% at March 31, 2008.

Due to the continued deterioration of market conditions as well as continued credit concerns for financial institutions, the Company completed an impairment valuation test of its $18.8 million goodwill asset during the second quarter. As a result of this impairment test, the Company recorded a full impairment charge to the goodwill asset of $18.8 million. The goodwill impairment charge had no impact on the Company’s tangible capital levels, tangible book value per share, regulatory capital ratios or liquidity.

Other real estate owned totaled $16.3 million at June 30, 2008, an increase of $16.2 million or 14720.9% from December 31, 2007 and an increase of $15.1 million or 1205.3% from March 31, 2008. The increase is due to the increased amount of real estate collateral obtained by the Company due to the increased amount of loan defaults by the Company’s customers.

Total deposits totaled $1.73 billion at June 30, 2008, an increase of $306.0 million or 21.5% from December 31, 2007 and an increase of $160.4 million or 10.2% from March 31, 2008. The majority of our deposit growth occurred in time deposits which increased $479.8 million or 69.5% from December 31, 2007 to $1.17 billion at June 30, 2008 and increased $295.7 million or 33.8% from March 31, 2008. Interest bearing checking deposits decreased $121.6 million or 22.7% from December 31, 2007 to $414.3 million at June 30, 2008 and decreased $117.5 million or 22.1% from March 31, 2008. At June 30, 2008, $594.2 million of our total deposits or 34.3% are considered for regulatory purposes to be brokered deposits, an increase of $94.0 million or 18.8% from December 31, 2007 and a decrease of $79.9 million or 11.9% from March 31, 2008.

Federal Home Loan Bank advances were $77.0 million at June 30, 2008, a decrease of $13.6 million or 15.0% from December 31, 2007 and a decrease of $40.6 million or 34.5% from March 31, 2008. Deposits and Federal Home Loan Bank advances are used as our primary funding sources to support our asset growth.

Junior subordinated debt totaled $69.6 million at June 30, 2008 and remained unchanged from December 31, 2007 and March 31, 2008. Our junior subordinated debt, which is issued to our statutory trust subsidiaries that, in turn, issue trust preferred securities, is considered long-term borrowing for financial reporting purposes but is included as a component of regulatory capital, subject to limitations.

Stockholders’ equity totaled $79.3 million at June 30, 2008, a decrease of $78.3 million or 49.7% from December 31, 2007 and a decrease of $62.8 million or 44.2% from March 31, 2008. This decrease was primarily the result of the Company’s $62.7 million net loss for the second quarter and the Company’s $77.1 million net loss for the six months ended June 30, 2008, respectively. The Company repurchased 146,600 shares of its common stock under an authorized stock repurchase program at a weighted average price per share of $10.29 during the quarter ended March 31, 2008. The Company did not repurchase any shares of its common stock under this repurchase program during the quarter ended June 30, 2008. Total stockholders’ equity represented 4.0% of total assets at June 30, 2008, compared with 8.9% at December 31, 2007 and 7.4% at March 31, 2008. Tangible book value per share decreased to $5.19 at June 30, 2008 from $9.03 at December 31, 2007 and $8.09 at March 31, 2008.

Asset Quality and Capital Ratios

At June 30, 2008 nonperforming loans were $252.0 million and represented 16.23% of gross loans, nonperforming assets were $268.3 million and represented 13.61% of total assets, and loans past due 90 days and still accruing were $10.2 million and represented 0.66% of gross loans. At December 31, 2007 nonperforming loans were $13.1 million and represented 0.84% of gross loans, nonperforming assets were $13.2 million and represented 0.75% of total assets, and there were no loans past due 90 days and still accruing. Net charge-offs were $30.9 million for the quarter ended June 30, 2008 and as a percentage of average loans were 1.82% for the quarter ended June 30, 2008. Net charge-offs were $56,000 for the quarter ended June 30, 2007 and as a percentage of average loans was less than 0.01%. These increases are due primarily to residential construction and land loans where the borrower has experienced project delays affecting the timing or completion of projects or financial difficulty due to the current challenging economic environment coupled with declining real estate values.

The Company is considered “adequately capitalized” pursuant to regulatory capital definitions at June 30, 2008 with Tier 1 Risk-Based, Total Risk-Based and Leverage Capital Ratios of 5.9%, 9.5% and 5.1%, respectively. The Company’s bank subsidiary is also considered “adequately capitalized” pursuant to regulatory capital definitions at June 30, 2008 with Tier 1 Risk-Based, Total Risk-Based and Leverage Capital Ratios of 8.1%, 9.4%, and 7.1%, respectively.

Liquidity

Total cash and cash equivalents (consisting of cash and due from banks and federal funds sold) were $240.1 million at June 30, 2008, an increase of $226.2 million or 1635.1% from December 31, 2007 and an increase of $155.4 million or 183.4% from March 31, 2008. This increase is due to our concerted efforts to increase our liquidity.

Our primary sources of funds continue to be cash received from scheduled amortization and prepayments of loans, new deposits, borrowed funds, maturities and calls of investment securities and funds provided by our operations.

Payment Deferral on Trust Preferred Securities

In an effort to preserve the Company’s capital and improve its capital ratios, on July 30, 2008, the Company’s board of directors elected to defer further interest payments on each of the Company’s series of junior subordinated debt securities relating to the trust preferred securities of Silver State Capital Trust II, Silver State Capital Trust III, Silver State Capital Trust IV, Silver State Capital Trust V and Silver State Capital Trust VI (each an unconsolidated subsidiary of the Company). The Company has the ability under each indenture for the junior subordinated debt securities to defer interest payments for up to 20 consecutive calendar quarters without experiencing a default under the indentures. The deferral provisions for these securities were intended to be exercised during extraordinary times such as the Company is now experiencing.

Conference Call

Silver State Bancorp will host a conference call at 12:00 PM Eastern Time/9:00 AM Pacific Time on Monday, August 4, 2008 to discuss the Company’s performance and second quarter results. Participants may access the call by dialing 866.825.3209 (International dial 617.213.8061) using the pass code 28072676. The call will be recorded and made available for replay after 8:00 PM Eastern Time on August 4, 2008 until 11:59 PM Eastern Time August 11, 2008 by dialing 888.286.8010 (International dial 617.801.6888) using the pass code 74374027. A replay will also be available via web broadcast at www.silverstatebancorp.com.

About Silver State Bancorp

Silver State Bancorp, through its wholly owned subsidiary Silver State Bank, currently operates thirteen full service branches in southern Nevada and four full service branches in the Phoenix/Scottsdale market area. Silver State Bank also operates loan production offices located in Nevada, California, Washington, Oregon, Utah, Colorado and Florida. Please visit www.silverstatebancorp.com for more information. The deposit accounts of Silver State Bank are insured up to the applicable limits by the Federal Deposit Insurance Corporation.

Forward-Looking Statements

This press release contains forward-looking statements. Terms such as “will,” “should,” “plan,” “intend,” “expect,” “continue,” “believe,” “anticipate,” “seek,” and similar expressions are forward-looking in nature and reflect management’s view only as the date hereof. Actual results and events could differ materially from those expressed or anticipated and are subject to a number of risks and uncertainties including but not limited to fluctuations in interest rates, asset quality, government regulations, economic conditions and competition in the geographic and business areas in which Silver State Bancorp conducts its operations. We undertake no obligation to review or update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Silver State Bancorp and Subsidiary

Consolidated Balance Sheets

June 30, 2008 and December 31, 2007

(Dollars in thousands)

(UNAUDITED)

	June 30, 2008	December 31, 2007
Assets
Cash and cash equivalents	$15,918	$13,838
Federal funds sold	224,183	—

Total cash and cash equivalents	240,101	13,838
Securities available-for-sale	51,821	51,966
Federal Home Loan Bank stock, at cost	5,957	5,469
Loans held for sale	86,543	68,868
Loans, net of allowance for losses of $68,369 and $19,304, respectively	1,484,198	1,539,667
Premises and equipment, net	40,666	43,081
Land held for sale	5,508	—
Accrued interest receivable	7,035	9,874
Deferred taxes, net	16,586	5,902
Other real estate owned	16,303	110
Goodwill	—	18,835
Intangible asset, net of amortization of $378 and $247, respectively	786	917
Prepaids and other assets	16,413	5,656

Total assets	$1,971,917	$1,764,183

Liabilities and Stockholders’ Equity
Deposits:
Non-interest bearing demand	$122,052	$177,084
Interest bearing:
Checking	414,308	535,902
Savings	25,774	22,943
Time, $100 and over	415,440	256,392
Other time	754,906	434,183

Total deposits	1,732,480	1,426,504
Accrued interest payable and other liabilities	11,969	9,890
Federal funds purchased and securities sold under repurchase agreements	1,595	9,983
Federal Home Loan Bank advances and other borrowings:
Short-term borrowings	30,000	34,000
Long-term borrowings	47,000	56,600
Junior subordinated debt	69,589	69,589

Total liabilities	1,892,633	1,606,566

Stockholders’ Equity
Preferred stock, par value of .001 cents; 10,000,000 shares authorized; none issued or outstanding	—	—
Common stock, par value of .001 cents; 60,000,000 shares authorized; shares issued 2008: 15,954,098; 2007: 15,944,154; shares outstanding 2008: 15,134,765; 2007: 15,271,421	16	16
Additional paid-in capital	80,224	79,721
Retained earnings	4,805	81,974
Accumulated other comprehensive income (loss)	(95)	64

	84,950	161,775
Less cost of treasury stock, 2008: 819,333 shares, 2007: 672,733 shares	(5,666)	(4,158)

Total stockholders’ equity	79,284	157,617

Total liabilities and stockholders’ equity	$1,971,917	$1,764,183

Silver State Bancorp and Subsidiary

Consolidated Statements of Operations

For the three months and six months ended June 30, 2008 and 2007

(Dollars in thousands, except per share information)

(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Interest and dividend income on:
Loans, including fees	$27,219	$33,411	$62,132	$61,844
Securities, taxable	1,022	634	1,667	1,327
Dividends on FHLB stock	83	40	154	99
Federal funds sold and other	729	258	853	470

Total interest income	29,053	34,343	64,806	63,740

Interest expense on:
Deposits	15,626	12,713	29,986	23,480
Federal funds purchased and securities sold under repurchase agreements	31	88	123	242
Short-term borrowings	357	250	996	415
Long-term borrowings	620	643	1,283	1,214
Junior subordinated debt	772	689	1,840	1,355

Total interest expense	17,406	14,383	34,228	26,706

Net interest income	11,647	19,960	30,578	37,034
Provision for loan losses	58,600	1,860	89,600	3,190

Net interest income (loss) after provision for loan losses	(46,953)	18,100	(59,022)	33,844

Other income:
Gain on sale of loans	577	1,202	1,822	3,033
Net realized gain on sale of available-for-sale securities	—	—	52	31
Service charges on deposit accounts	258	221	523	420
Loan servicing fees, net of amortization	74	61	141	250
Other income	538	406	875	830
Gain (loss) on disposal of other assets	(2)	(16)	1	(16)

Total non-interest income	1,445	1,874	3,414	4,548

Non-interest expense:
Salaries, wages and employee benefits	5,160	6,414	12,527	12,244
Occupancy	1,208	852	2,365	1,568
Depreciation and amortization	800	613	1,572	1,205
Insurance	613	552	927	621
Professional fees	1,544	463	2,474	1,314
Advertising, public relations and business development	286	226	599	451
Customer service expense	57	100	149	187
Goodwill impairment	18,835	—	18,835	—
Loss on other real estate owned	152	—	168	182
Other	1,358	943	2,717	1,822

Total non-interest expense	30,013	10,163	42,333	19,594

Income (loss) before income taxes	(75,521)	9,811	(97,941)	18,798
Income taxes (benefit)	(12,827)	3,641	(20,826)	7,040

Net income (loss)	(62,694)	6,170	(77,115)	11,758

Basic income (loss) per common share	$(4.15)	$0.45	$(5.08)	$0.86

Diluted income (loss) per common share	$(4.15)	$0.44	$(5.08)	$0.83

Silver State Bancorp and Subsidiary

Summary Consolidated Financial and Other Data

(Dollars in thousands, except per share data and ratios)

(UNAUDITED)

	At or for the Three Months Ended June 30,		For the Six Months Ended June 30,
	2008	2007	2008	2007
Selected Financial Data:
Interest income	$29,053	$34,343	$64,806	$63,740
Interest expense	17,406	14,383	34,228	26,706

Net interest income	11,647	19,960	30,578	37,034
Provision for loans losses	58,600	1,860	89,600	3,190

Net interest income (loss) after provision for loan losses	(46,953)	18,100	(59,022)	33,844
Non-interest income	1,445	1,874	3,414	4,548
Non-interest expense	30,013	10,163	42,333	19,594

Income (loss) before income taxes	(75,521)	9,811	(97,941)	18,798
Provision for income taxes (benefit)	(12,827)	3,641	(20,826)	7,040

Net Income (loss)	$(62,694)	$6,170	$(77,115)	$11,758

Share data:
Earnings (loss) per share–basic	$(4.15)	$0.45	$(5.08)	$0.86
Earnings (loss) per share–diluted	(4.15)	0.44	(5.08)	0.83
Book value per share	5.24	8.64
Tangible book value per share	5.19	7.20
Shares outstanding at period end	15,134,765	13,746,162
Weighted average shares outstanding–basic	15,121,715	13,723,765	15,166,228	13,710,441
Weighted average shares outstanding–diluted	15,121,715	14,141,082	15,166,228	14,155,906

Selected Balance Sheet Data:
Cash and cash equivalents	$240,101	$28,035
Investments and other securities	51,821	52,466
Loans held for sale	86,543	52,121
Gross loans, including net deferred loan fees	1,552,567	1,311,525
Allowance for loan losses	68,369	14,334
Assets	1,971,917	1,510,619
Deposits	1,732,480	1,245,305
Junior subordinated debt	69,589	38,661
Stockholders’ equity	79,284	118,767

Selected Other Balance Sheet Data:
Average assets	$2,044,681	$1,443,194	$1,939,020	$1,362,938
Average earning assets	1,972,159	1,367,547	1,864,017	1,288,871
Average stockholders’ equity	138,817	116,569	150,109	113,255

Selected Capital Ratios:
Leverage Ratio	5.1%	9.6%
Tier 1 Risk-Based Capital ratio	5.9%	9.0%
Total Risk-Based Capital ratio	9.5%	9.9%

Silver State Bancorp and Subsidiary

Summary Consolidated Financial and Other Data (continued)

(Dollars in thousands, except per share data and ratios)

(UNAUDITED)

	At or for the Three Months Ended June 30,		For the Six Months Ended June 30,
	2008	2007	2008	2007
Selected Financial & Performance Ratios:
Return on average assets (1)	-12.33%	1.71%	-8.00%	1.74%
Return on average stockholders’ equity (1)	-181.64%	21.23%	-103.31%	20.94%
Net interest rate spread (1)(2)	1.94%	5.04%	2.78%	4.96%
Net interest margin (1)(3)	2.38%	5.85%	3.30%	5.79%
Efficiency ratio (4)	229.25%	46.55%	124.54%	47.12%
Loan to deposit ratio	89.62%	105.32%
Average earning assets to average interest-bearing liabilities	112.37%	119.34%	114.09%	119.99%
Average stockholders’ equity to average assets	6.79%	8.08%	7.74%	8.31%

Selected Asset Quality Ratios:
Nonperforming loans to gross loans (5)	16.23%	0.01%
Nonperforming assets to total assets (6)	13.61%	0.02%
Loans past due 90 days or more and still accruing to total loans	0.66%	—
Allowance for loan losses to gross loans	4.40%	1.09%
Allowance for loan losses to nonperforming loans	27.13%	12045.38%
Net charge-offs to average loans outstanding	1.82%	0.00%	2.40%	0.00%

Selected Other Data:
Number of full service branch offices	17	12

(1)	Annualized for the three month and six month periods ended June 30, 2008 and 2007.
(2)	Net interest spread represents average yield earned on interest-earning assets less the average rate paid on interest-bearing liabilities.
(3)	Net interest margin represents net interest income as a percentage of average interest-earning assets.
(4)	Efficiency ratio represents non-interest expenses as a percentage of the total of net interest income plus non-interest income.
(5)	Nonperforming loans are defined as loans that are past due 90 days or more plus loans placed in nonaccrual status.
(6)	Nonperforming assets include nonperforming loans plus other real estate owned.

	Three Months Ended June 30,
	2008			2007
	Average Balance	Interest	Average Yield/ Cost (5)	Average Balance	Interest	Average Yield/ Cost (5)
	(Dollars in thousands)
Interest-earning assets
Investment Securities-taxable	$127,796	$1,022	3.22%	$53,214	$634	4.78%
Federal funds sold and other	141,050	729	2.08%	22,968	258	4.51%
Loans (1)(2)	1,697,417	27,219	6.45%	1,287,071	33,411	10.41%
FHLB stock	5,896	83	5.66%	4,294	40	3.74%

Total earning assets	1,972,159	29,053	5.93%	1,367,547	34,343	10.07%
Non-interest earning assets
Cash and due from banks	20,011			17,377
Allowance for loan losses	(42,009)			(13,230)
Other assets	94,520			71,500

Total assets	$2,044,681			$1,443,194

Interest-bearing liabilities
Interest checking	$17,448	$85	1.96%	$16,481	$44	1.07%
Savings and money market	499,456	3,852	3.10%	522,192	6,161	4.73%
Time deposits	1,071,521	11,689	4.39%	487,380	6,508	5.36%

Total interest-bearing deposits	1,588,425	15,626	3.96%	1,026,053	12,713	4.97%
Short-term borrowings	45,410	388	3.44%	27,024	338	5.02%
Long-term debt	51,642	620	4.83%	54,207	643	4.76%
Junior subordinated debt	69,589	772	4.46%	38,661	689	7.15%

Total interest-bearing liabilities	1,755,066	17,406	3.99%	1,145,945	14,383	5.03%
Non-interest bearing liabilities
Non-interest bearing demand deposits	137,570			169,333
Other liabilities	12,228			11,347
Stockholders’ equity	139,817			116,569

Total liabilities and stockholders’ equity	$2,044,681			$1,443,194

Net interest rate spread (3)			1.94%			5.04%
Net interest income/net interest margin (4)		$11,647	2.38%		$19,960	5.85%

Total interest-earning assets to interest-bearing liabilities	112.37%			119.34%

(1)	Net loan fees of $2.8 million and $3.5 million are included in the yield computation for the three months ended June 30, 2008 and 2007, respectively.
(2)	Nonaccrual loans have been included in average loan balances.
(3)	Net interest spread represents average yield earned on interest-earning assets less the average rate paid on interest-bearing liabilities.
(4)	Net interest margin is computed by dividing net interest income by total average earning assets.
(5)	Annualized.

	Six Months Ended June 30,
	2008			2007
	Average Balance	Interest	Average Yield/ Cost (5)	Average Balance	Interest	Average Yield/ Cost (5)
	(Dollars in thousands)
Interest-earning assets
Investment Securities-taxable	$90,145	$1,667	3.72%	$57,099	$1,327	4.69%
Federal funds sold and other	79,103	853	2.17%	18,637	470	5.09%
Loans (1)(2)	1,688,929	62,132	7.40%	1,208,934	61,844	10.32%
FHLB stock	5,840	154	5.30%	4,201	99	4.75%

Total earning assets	1,864,017	64,806	6.99%	1,288,871	63,740	9.97%
Non-interest earning assets
Cash and due from banks	17,547			17,968
Allowance for loan losses	(31,091)			(12,389)
Other assets	88,547			68,488

Total assets	$1,939,020			$1,362,938

Interest-bearing liabilities
Interest checking	$13,970	$112	1.61%	$18,676	$101	1.09%
Savings and money market	521,681	8,671	3.34%	494,714	11,537	4.70%
Time deposits	917,245	21,203	4.65%	445,118	11,842	5.36%

Total interest-bearing deposits	1,452,896	29,986	4.15%	958,508	23,480	4.94%
Short-term borrowings	57,743	1,119	3.90%	23,968	657	5.53%
Long-term debt	53,544	1,283	4.82%	52,971	1,214	4.62%
Junior subordinated debt	69,589	1,840	5.32%	38,661	1,355	7.07%

Total interest-bearing liabilities	1,633,772	34,228	4.21%	1,074,108	26,706	5.01%
Non-interest bearing liabilities
Non-interest bearing demand deposits	143,521			166,499
Other liabilities	11,617			9,076
Stockholders’ equity	150,109			113,255

Total liabilities and stockholders’ equity	$1,939,019			$1,362,938

Net interest rate spread (3)			2.78%			4.96%
Net interest income/net interest margin (4)		$30,578	3.30%		$37,034	5.79%

Total interest-earning assets to interest-bearing liabilities	114.09%			119.99%

(1)	Net loan fees of $6.5 million and $5.8 million are included in the yield computation for the six months ended June 30, 2008 and 2007, respectively.
(2)	Nonaccrual loans have been included in average loan balances.
(3)	Net interest spread represents average yield earned on interest-earning assets less the average rate paid on interest-bearing liabilities.
(4)	Net interest margin is computed by dividing net interest income by total average earning assets.
(5)	Annualized.

Contacts

Silver State Bancorp

Michael J. Threet, 702-433-8300 (Investors)

Stern And Company

Steve Stern, 702-240-9533 (Media)

steve@sdsternpr.com